Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”), dated as of December 20, 2013, is entered into by and between CAPITALSOURCE INC., a Delaware corporation (“CapitalSource”), and PACWEST BANCORP, a Delaware corporation (“PacWest”).  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties hereto previously entered into that certain Agreement and Plan of Merger dated as of July 22, 2013 (as amended and supplemented to date, the “Agreement”), the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement.

WHEREAS, the Parties hereto now desire to terminate the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement as set forth herein.

WHEREAS, Section 8.02 of the Agreement provides that the Agreement may be amended or modified by an agreement in writing between the Parties hereto executed in the same manner as the Agreement.

WHEREAS, the Parties hereto now desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual agreements hereinafter contained, the Parties hereto agree as follows:

1.                                      Stock Option Agreements.

The Parties agree to terminate each of the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement in their entirety effective immediately and agree that neither Party shall have any obligations thereunder.

2.                                      Amendments.

(a)                                 References to the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the Stock Option Agreements in the Agreement, including the definitions thereof in Section 1.01 of the Agreement, are hereby deleted in their entirety.

(b)                                 Section 1.01 of the Agreement is hereby amended by adding the following defined terms thereto in the appropriate alphabetical order:

“CapitalSource Termination Fee” has the meaning set forth in Section 7.02(b)(i).

“PacWest Termination Fee” has the meaning set forth in Section 7.02(b)(ii).

“Termination Fee”  means the CapitalSource Termination Fee or the PacWest Termination Fee, as applicable.

(c)                                  Section 7.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

7.02                        Effect of Termination and Abandonment. (a)  Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except that no such termination shall relieve any party hereto of any liability or damages resulting from any willful and intentional breach of this Agreement.

(b)                                   (i) CapitalSource shall pay a termination fee, representing liquidated damages, of $91,000,000 (the “CapitalSource Termination Fee”), to PacWest payable by wire transfer of immediately available funds to an account specified by PacWest in the event of any of the following:

(1)                                 in the event that (A) an Acquisition Proposal shall have been made to CapitalSource or its stockholders generally or any Person shall have publicly announced an Acquisition Proposal with respect to CapitalSource and (B) thereafter this Agreement is terminated by PacWest pursuant to Section 7.01(d)(ii) or by either Party pursuant to (x) Section 7.01(b) for failure of the Merger to be consummated by the date specified therein and such failure is the result of the knowing action or inaction of CapitalSource in breach of this Agreement or (y) Section 7.01(c)(ii) as a result of the failure of the CapitalSource Stockholder Approval to have been obtained and (C) within twelve (12) months of the termination of this Agreement, CapitalSource consummates or enters into a definitive agreement with respect to an Acquisition Proposal; provided, that for purposes of this Section 7.02(b)(i)(1), all references in the definition of Acquisition Proposal to “15%” shall instead refer to “50%”; or

(2)                                 this Agreement is terminated pursuant to Section 7.01(e)(ii).

(ii)                                  PacWest shall pay a termination fee, representing liquidated damages, of $59,000,000 (the “PacWest Termination Fee”), to CapitalSource payable by wire transfer of immediately available funds to an account specified by CapitalSource in the event of any of the following:

(1)                                 in the event that (A) an Acquisition Proposal shall have been made to PacWest or its stockholders generally or any Person shall have publicly announced an Acquisition Proposal with respect to PacWest and (B) thereafter this Agreement is terminated by CapitalSource pursuant to Section 7.01(d)(i) or by either Party pursuant to (x) Section 7.01(b) for failure of the Merger to be consummated by the date specified therein and such failure is the result of the knowing action or inaction of PacWest in breach of this Agreement or (y) Section

7.01(c)(ii) as a result of the failure of the PacWest Stockholder Approval to have been obtained and (C) within twelve (12) months of the termination of this Agreement, PacWest consummates or enters into a definitive agreement with respect to an Acquisition Proposal; provided, that for purposes of this Section 7.02(b)(ii)(1), all references in the definition of Acquisition Proposal to “15%” shall instead refer to “50%”; or

(2)                                 this Agreement is terminated pursuant to Section 7.01(e)(i).

(iii)                               Any Termination Fee required by this Section 7.02(b) shall be paid promptly, but in no event later than two (2) Business Days after the date of termination; provided, however, that with respect to clause (i)(1) or (ii)(1) above, the Termination Fee shall be paid prior to such Party’s entering into a definitive agreement with respect to or consummating an Acquisition Proposal.

(iv)                              Any such Termination Fee shall upon payment thereof be the sole remedy for such Party with respect to any breach of any covenant or agreement giving rise to such payment, subject to Section 7.02(a) and 7.02(c).

(c)                                  Each Party acknowledges that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements such Party would not have entered into this Agreement, and that such amounts do not constitute a penalty.  If either Party fails to promptly pay any amounts due under paragraph (b) above within the time period specified therein, such Party shall pay all costs and expenses (including attorneys’ fees) incurred by the other Party from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.

3.                                      Reference to and Effect on the Agreement.

(a)                                 Each reference in the Agreement (including the CapitalSource Disclosure Schedule and PacWest Disclosure Schedule attached thereto and incorporated therein) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Agreement as amended hereby.

(b)                                 Except as specifically amended above, the terms and conditions of the Agreement shall remain unchanged and the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

4.                                      Miscellaneous.

(a)                                 This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, without regard to the conflict of law principles thereof.

(b)                                 Prior to the Effective Time, any provision of this Amendment may be (i) waived in whole or in part by the Party benefited by the provision or by both Parties or (ii) amended or modified at any time, by an agreement in writing between the Parties hereto executed in the same manner as the Agreement.

(c)                                  If and to the extent there are any inconsistencies between the Agreement and this Amendment, the terms of this Amendment shall control.

(d)                                 This Amendment may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

(e)                                  This Amendment shall be effective as of the date set forth in the preamble to this Amendment.

[Signature pages to follow]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

CAPITALSOURCE INC.

By:	/s/ James J. Pieczynski
	Name:	James J. Pieczynski
	Title:	Chief Executive Officer

PACWEST BANCORP

By:	/s/ Jared M. Wolff
	Name:	Jared M. Wolff
	Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]